Exhibit 10.3

EXECUTIVE COMPENSATION – BASE SALARIES

Effective April 3, 2006, our President and Chief Operating Officer David M. Kirk, under discretionary authority previously granted to him by the Board of Directors Compensation Committee, had the annual base salary changed as noted for the following officers:

Sr. VP & Chief Technical Officer Darrell L. Ash	$139,137
Chief Financial Officer Harley E Barnes	$144,585
VP Sales David B. Crawford	$155,189
VP Engineering Robert K. Kansy	$138,561
VP Operations Jon S. Prokop	$147,262

Effective June 1, 2006, the annual base salary of our President and Chief Executive Officer David M. Kirk was changed to $220,000. This was approved by the Board of Directors Compensation Committee on May 23, 2006.